Exhibit 99.1

Contact:	Mark Herr
News Media
(O): 212-770-3505
(C): 718-685-9348

Teri Watson
Investment Community
212-770-7074
AIG NAMES PETER D. HANCOCK EXECUTIVE VICE PRESIDENT,
FINANCE, RISK, AND INVESTMENTS
     NEW YORK, February 8, 2010 — American International Group, Inc. (AIG) today announced that Peter D. Hancock will join AIG as Executive Vice President, Finance, Risk, and Investments. In this new position, reporting to AIG President and Chief Executive Officer Robert H. Benmosche, Mr. Hancock will oversee Finance, Risk, Audit, Investments, Strategic Planning, and AIG Financial Products Corp.
     “I am very pleased that Peter, a recognized expert in risk and finance, will be joining AIG in this important new role. Over the last several weeks, a number of well-respected, seasoned executives have voted with their feet in our team’s unwavering commitment to repay taxpayers and create a real future for this great company,” Mr. Benmosche said. “Peter’s comprehensive experience in financial services will help accelerate our existing team’s efforts toward AIG’s re-emergence as a strong, independent company.”
     Mr. Hancock has spent his entire career in financial services, including 20 years at J.P. Morgan, where he established the Global Derivatives Group, ran the Global Fixed Income Business and Global Credit Portfolio, and served as the firm’s Chief Financial Officer and Chairman of its Risk Management Committee. Mr. Hancock later co-founded Integrated Finance Limited, an advisory firm specializing in strategic risk management, asset management, and innovative pension solutions. Most recently, he served as Vice Chairman of KeyCorp, responsible for Key National Banking.
     “I look forward to joining the first class leadership team at AIG dedicated to restoring AIG to health for the benefit of all its stakeholders,” Mr. Hancock said.
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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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American International Group, Inc.
70 Pine Street, New York, NY 10270